Exhibit 99.1

NEWS

For immediate release

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

•      Fourth quarter sales of $563 million, up 15.5% year-over-year

•      Fourth quarter diluted earnings per share of $0.45 before special items, $0.32 on a reported basis

•      Fourth quarter cash flow from operations of $76 million

•      Fiscal year 2012 sales of $2.065 billion, up 14.4% year-over-year

•      Fiscal year 2012 diluted earnings per share of $1.65

WOOD DALE, ILLINOIS (July 17, 2012) — AAR (NYSE: AIR) today reported fourth quarter fiscal 2012 results that were in line with the preliminary results released on June 14, 2012. Fourth quarter sales were $563.3 million and diluted earnings per share were $0.45 before the effects of special items and $0.32 after the effects of the special items. For the fourth quarter of last fiscal year, the Company reported sales of $487.8 million and $0.52 diluted earnings per share.

For the Company’s fiscal year 2012, sales were a record $2.1 billion, a 14.4% increase versus the prior year, and net income attributable to AAR was $67.7 million, or $1.65 per diluted share, compared with sales of $1.8 billion, net income attributable to AAR of $69.8 million and diluted earnings per share of $1.73 in the prior fiscal year.

Sales to commercial customers increased 48.5% compared to the fourth quarter of last year and 32.4% in fiscal 2012 compared to fiscal 2011. Fourth quarter sales growth included 16.5% organic sales growth to commercial customers primarily due to strength in the Company’s Aviation Supply Chain and Maintenance Repair and Overhaul segments. The balance of the commercial sales growth came primarily from the newly acquired businesses, Telair and Nordisk, which were acquired by the Company in early December 2011.  Sales to commercial customers represented 60% of total sales for the fourth quarter of fiscal 2012.

Sales to government and defense customers decreased 13.5% in the fourth quarter and 1.9% for the fiscal year.  The sales decline was primarily due to lower program activity at the Company’s defense logistics business and the fourth quarter fiscal 2012 adjustment to the KC10 support contract.

Commenting on fourth quarter results in the Company’s commercial markets, David P. Storch, Chairman and Chief Executive Officer of AAR CORP. stated, “We had exceptional sales growth in our businesses supporting commercial markets, including organic growth that outpaced the overall growth rate in the airline market. Our Aviation Supply Chain and Maintenance, Repair and Overhaul segments reported their highest quarterly sales in the past ten years, and benefitted from solid execution and market share gains. In addition, the newly acquired businesses Telair and Nordisk performed well and exceeded our expectations.”

Commenting on fourth quarter results in the Company’s government and defense markets, Storch continued, “Our defense logistics business experienced lower activity and results at AAR Airlift were unfavorably impacted by aircraft availability. While we expect results at our defense logistics business to be slightly down in fiscal 2013, we are expecting a significant improvement in earnings at AAR Airlift.”

During the fourth quarter, the Company recorded a $9.5 million charge as a result of lowering its profit expectation on the KC10 support contract, and $3.7 million in restructuring charges in the Structures and Systems segment to streamline operations and improve efficiencies. The Company also recorded a $3.3 million favorable tax adjustment to fourth quarter income tax expense. Fourth quarter diluted earnings per share was $0.32 after these special items.

Consolidated gross profit margin was 13.7% for the fourth quarter compared to 17.1% last year.  The fourth quarter gross profit margin was unfavorably impacted by the KC10 contract adjustment, the restructuring charges and performance at certain business units.

Selling, general and administrative expenses decreased $2.1 million compared to the fourth quarter of last year. Cash flow from operations was $76 million in the fourth quarter. Net interest expense increased $3.5 million primarily due to higher average outstanding borrowings incurred to fund the fiscal year 2012 acquisitions.

The effective income tax rate for the fourth quarter was 17.0% versus 27.0% a year ago. The decline in the effective income tax rate was due to the previously mentioned $3.3 million favorable tax adjustment. For fiscal year 2013, the Company expects its effective income tax rate to be approximately 34.0 to 35.0%.

Storch concluded, “Consistent with our earlier guidance, for fiscal 2013 we expect consolidated sales of approximately $2.1 to $2.2 billion and diluted earnings per share of $1.55 to $1.65. We anticipate continued strength in our businesses supporting the commercial markets in fiscal 2013. We also expect improved results at AAR Airlift, while we anticipate lower sales at our mobility products and defense logistics businesses. ”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 18, 2012. The conference call can be accessed by calling 866-219-5269 from inside the U.S. or 703-639-1121 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1584069) from 11:30 a.m. CDT on July 18, 2012 until 11:59 p.m. CDT on July 25, 2012.

Contact: Rick Poulton, Vice President, Chief Financial Officer | (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2012	2011	2012	2011

Sales	$563,346	$487,826	$2,064,998	$1,805,112
Cost and expenses:
Cost of sales	482,311	399,272	1,742,741	1,492,701
Cost of sales — restructuring and impairment	3,700	5,355	3,700	5,355
Selling, general and administrative	50,450	52,512	189,397	182,694

Gain on sale of product line	—	5,922	—	5,922
Earnings from aircraft joint ventures	949	731	1,542	3,344

Operating income	27,834	37,340	130,702	133,628

(Loss)/gain on extinguishment of debt	(664)	—	(664)	97

Interest expense	11,882	8,063	37,772	30,667
Interest income	384	51	1,243	349

Income before income tax expense	15,672	29,328	93,509	103,407
Income tax expense	2,659	7,908	25,480	33,581
Net income attributable to AAR and noncontrolling interest	13,013	21,420	68,029	69,826
Income attributable to noncontrolling interest	134	—	306	—
Net income attributable to AAR	$12,879	$21,420	$67,723	$69,826

Earnings per share — Basic	$0.32	$0.56	$1.68	$1.76

Earnings per share — Diluted	$0.32	$0.52	$1.65	$1.73

Share Data:

Average shares outstanding — Basic	38,705	38,401	38,814	38,355
Average shares outstanding — Diluted	42,578	43,768	43,084	43,593

Consolidated Balance Sheet Highlights
(In thousands except per share data)

	May 31, 2012	May 31, 2011

Cash and cash equivalents	$67,720	$57,433
Current assets	1,063,272	913,985
Current liabilities (excluding debt accounts)	350,361	301,935
Net property, plant and equipment	382,933	324,377
Total assets	2,203,029	1,703,727
Total recourse debt	792,354	427,365
Total non-recourse obligations	—	16,512
Stockholders’ equity	873,398	835,289
Book value per share	$21.69	$21.00
Shares outstanding	40,273	39,781

Sales By Business Segment

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2012	2011	2012	2011
Aviation Supply Chain	$143,698	$119,216	$588,406	$465,108
Government and Defense Services	126,590	160,278	552,687	571,343
Maintenance, Repair & Overhaul	125,077	109,774	422,169	393,671
Structures and Systems	167,981	98,558	501,736	374,990
	$563,346	$487,826	$2,064,998	$1,805,112

Gross Profit by Business Segment

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2012	2011	2012	2011
Aviation Supply Chain	$26,200	$15,483	$106,029	$76,247
Government and Defense Services	8,125	32,722	78,635	105,538
Maintenance, Repair & Overhaul	18,539	16,337	55,488	55,871
Structures and Systems	24,471	18,656	78,405	69,400
	$77,335	$83,198	$318,557	$307,056

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2012	2011	2012	2011

Net income attributable to AAR	$12,879	$21,420	$67,723	$69,826
Add: After-tax interest on convertible debt	1,410	1,437	5,863	5,615
Less: Income attributable to participating shares	(441)	—	(2,346)	—
Net income for diluted EPS calculation	$13,848	$22,857	$71,240	$75,441

Diluted shares outstanding	42,578	43,768	43,084	43,593

Diluted earnings per share	$0.32	$0.52	$1.65	$1.73

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses earnings per share for the three-month period ended May 31, 2012 exclusive of the restructuring charges, the KC10 support contract charge and a tax adjustment, to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

AAR CORP. (Consolidated results)

Three Months ended May 31, 2012

Earnings Per Share before special items	$0.45

Less: Diluted Earnings Per Share impact of $9.5 million KC10 support contract charge	$(0.15)

Less: Diluted Earnings Per Share impact of $3.7 million in restructuring charges in the Structures and Systems segment	$(0.06)

Add: Diluted Earnings Per Share impact of $3.3 million of favorable tax expense	$0.08

Diluted Earnings Per Share	$0.32